March 14, 2022

Mr. Robert Francomano
c/o SELLAS Life Sciences Group, Inc.
7 Times Square, Suite 2503
New York, NY 10036

Dear Robert:

The following severance benefits shall be provided to you in the event of your termination of employment with SELLAS Life Sciences Group, Inc. (the “Company”), on the terms and conditions set forth herein.

1.Severance.

(a)    Termination Without Cause; For Good Reason. If your employment is terminated at any time by the Company without Cause or by you for Good Reason (as such terms are herein defined), the Company will: (i) pay you the following amounts (the “Severance Payments”) in equal installments over the 9-month period following the Payment Commencement Date (as hereinafter defined): (A) an amount equal to 9 months of your then-current base salary, less standard employment-related withholdings and deductions and (B) an amount equal to a pro-rated portion of your annual short-term incentive compensation at your target level (“Target Bonus”) for the year in which your employment terminates, without regard to whether the performance goals with respect to such Target Bonus have been established or met and less standard employment-related withholdings and deductions, and (ii) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimburse you for the monthly premium to continue such coverage until the earlier of (x) the last calendar day of the 9th month anniversary following the month in which the termination of your employment occurs and (y) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments to you and you shall be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h).

(b)    Change of Control. If your employment is terminated within one year following a Change in Control Event (as defined in the Company’s 2017 Stock Incentive Plan), by the Company, or its successor, without Cause or by you for Good Reason, the Company or its successor will: (i) pay you the following amounts (the “Severance Payments”) in equal installments over the 12-month period following the Payment Commencement Date: (A) an amount equal to 12 months of your then-current base salary, less standard employment-related withholdings and deductions and (B) an amount equal to your Target Bonus for the year in which your employment terminates, without regard to whether the performance goals with respect to such Target Bonus have been established or met and less standard employment-related withholdings and deductions, and (ii) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimburse you for the monthly premium to continue such coverage until the earlier of (x) the last calendar day of the 12th month anniversary following the month in which the termination of your employment occurs and (y) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code, these payments shall be treated as taxable payments to you and you shall be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h).

(c)    Separation Agreement. Notwithstanding the foregoing, the Company shall not be obligated to pay you the Severance Payments provided for herein unless you have timely executed (and not revoked) a separation agreement in a form to be provided by the Company. Such separation agreement must be executed and become binding and enforceable within sixty (60) calendar days after the effective date of your termination of employment (such 60th day, the “Payment Commencement Date”); provided however, that if the 60th day following the date of termination occurs in the next calendar year following the date of termination, then the Payment Commencement Date shall be no earlier than January 1 of such following calendar year.

(d)    Definitions. For purposes hereof:

(i) “Cause” shall mean that: (A) you have repeatedly failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities; (B) you have been convicted of, or pled nolo contendere to, a felony under the laws of the United States or any state; (C) you breached your fiduciary duty of loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (D) you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (E) you materially breached any material provision of this letter or any other agreement with the Company; or (F) you materially breached any material provision of any Company code of conduct or ethics policy which has been made available to you. Notwithstanding the foregoing, with respect to grounds set forth in subsections (A), (E) or (F) “Cause” shall not be deemed to have occurred unless: (1) the Company provides you with written notice that it intends to terminate your employment hereunder for one of the grounds set forth in subsections (A), (E) or (F) within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, you have failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) the Company terminates your employment within six (6) months from the date that Cause first occurs.

(ii) “Good Reason” shall mean, without your written consent: (A) any change in your position, reporting relationship or job title with the Company that diminishes in any material respect your authority, duties or responsibilities as the chief legal officer of the Company; (B) any reduction in your base compensation or target bonus opportunity; (C) a material change in the primary geographic location at which services are to be performed by you (unless the new location is closer to your primary residence than the prior location); or (D) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (1) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth in subsections (A), (B), (C) or (D) of the immediately preceding sentence within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) you terminate your employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify you from asserting Good Reason for any subsequent occurrence of Good Reason.

2. Equity Acceleration. If your employment with the Company, or its successor, is terminated by the Company or such successor without Cause or by you for Good Reason within the one (1) year period following a Change in Control Event, then the then-unvested portion of any equity awards held by you shall immediately vest in full and become exercisable or free from forfeiture or repurchase, as applicable, as of the date of such termination.

3. Modified 280G Cutback.

(a)    To the extent that any payment, benefit or distribution of any type to or for your benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this letter agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in you receiving a net after tax amount that exceeds the net after tax amount you would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless you shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

(b)    If the Total Payments to you are reduced in accordance with Section 3(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 3(a), it is possible that Total Payments to you which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to you which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of you. In the event of an Overpayment, then you shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by you to the date the same is repaid to the Company.

4. Arbitration. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this letter agreement, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS ( “JAMS”), a copy of which rules, which are available at http://www.jamsadr.com/rules-employment-arbitration/, have been reviewed by you in their current form. The arbitrator shall have the power to take interim measures, and to rule on such arbitrator’s own jurisdiction, including on any objections with respect to the existence, scope or validity of this arbitration clause. The arbitration shall be conducted on a strictly confidential basis, and neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The arbitrator shall be authorized to issue any award, relief or other remedy which a court of competent jurisdiction would be entitled to issue. The parties shall have the right to conduct discovery, including through depositions, interrogatories, requests for documents, and requests for admission. The arbitrator shall issue a written decision, which decision shall include a statement of the essential findings and conclusions on which any arbitral award is based. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or applicable state law. The Company shall pay the JAMS administrative fees and the arbitrator’s fee and expenses. Each party will pay its own attorneys’ fees; provided, however, that if you are the prevailing party, the Company shall pay your attorneys’ fees. You and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this letter agreement may be consolidated or joined with a dispute between any other employee and the Company or any of its affiliates, nor may you seek to bring your dispute on behalf of other employees, independent contractors or consultants of the Company or any of its affiliates as a class or collective action. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY WAIVE AND COVENANT THAT YOU AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

5. Miscellaneous.

(a)    Code Section 409A. The intent of the parties is that payments and benefits under this letter comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). Accordingly, if any provision of this letter is ambiguous, such that one interpretation would subject a payment or benefit to the excise tax imposed by Code Section 409A and an alternative interpretation would not so subject the payment or benefit, the parties intend the interpretation that would not so subject the payment or benefit to apply. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. In the event at the time of any separation from service you are a “specified employee” within the meaning of Code Section 409A, any deferred compensation subject to Code Section 409A payable as a result of such termination shall not be paid prior to the earlier of six (6) months after such termination and your death and shall be paid immediately thereafter.

(b)    Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and you each consents to the jurisdiction of such a court. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision hereof.

(c)    Conflict; Amendment; Counterparts. This letter agreement sets forth the Company’s sole obligation, subject to the terms and conditions set forth herein, to provide severance benefits to you. The severance benefits set forth in this letter agreement are therefore in lieu of, and not in addition to, the severance benefits described in the Offer Letter or any other agreement or arrangement between you and us. Except as modified hereby, the terms of the Offer Letter remain in full force and effect. This agreement may only be modified in a document signed by both the Company and you. This agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

[Remainder of page intentionally left blank]

If the provisions of this agreement are acceptable to you, please sign and date this agreement below and return the signed and dated agreement to me on or before March 21, 2022.

Sincerely,
SELLAS Life Sciences Group, Inc.

By: /s/ Angelos M. Stergiou_________
Angelos M. Stergiou, MD, ScD h.c.
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Robert Francomano_________
Robert Francomano